UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hemminghaus, R. R.
   P.O. Box 696000
   San Antonio, Texas  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 30, 1999
5. If Amendment, Date of Original (Month/Year)
   May 10, 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |4/30/9|M   | |12,069            |A  |$22.4265   |118,704 (a)(b)(d)  |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |11,187 (l)         |I     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |685 (i)            |I     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$22.4265|4/30/|M   | |12,069     |D  |5/26/|5/1/9|Common Stock|12,069 |       |791,837     |D  |            |
(right to buy)(g)     |        |99   |    | |           |   |95   |9    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) 2,502 of such shares were issued pursuant to the Non-Employee Director Plan and remain subject to forfeiture as of April 30,
1999
(b) 1,973 of such shares were issued pursuant to Long-Term Incentive Plans and remain subject to forfeiture as of
April 30, 1999.
(d) 8,359 shares previously held by Trustee of the Company's Employee Stock Ownership Plans were rolled over into an IRA and therefore are now owned
directly.
(g) Employee stock option granted under the Company's Long-Term Incentive
Plans.
(i) This stock includes 583 shares with respect to which I act as trustee for two grandchildren and 102 shares as trustee for my son under the Texas Uniform Gifts to Minors Act. I disclaim beneficial ownership of all such shares.
(l) This stock is owned by trusts for the benefit of my children and grandchildren of which I am a co-trustee. I disclaim beneficial ownership of all such shares.
SIGNATURE OF REPORTING PERSON
/s/ R. R. Hemminghaus (By Power of Attorney)
DATE
February 11, 2000